UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (date of earliest event reported):

December 20, 2021

Dun & Bradstreet Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 1-39361

Delaware	83-2008699
(State of incorporation)	(I.R.S. Employer Identification No.)

101 JFK Parkway Short Hills, NJ 07078
(Address of principal executive offices)

(973) 921-5500

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	DNB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Notes

General

On December 20, 2021 (the “Closing Date”), The Dun & Bradstreet Corporation (the “Issuer”), an indirect wholly owned subsidiary of Dun & Bradstreet Holdings, Inc. (the “Company”), completed its previously announced offering (the “Offering”) of $460.0 million aggregate principal amount of 5.00% senior notes due 2029 (the “Notes”). The proceeds from the Offering and cash on hand were used to fund the previously announced full redemption of the Issuer’s outstanding 10.250% senior notes due 2027 and pay related fees, costs, premiums and expenses (the “Redemption”).

The Notes were offered and sold to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Notes were issued by the Issuer pursuant to an indenture, dated as of the Closing Date (the “Indenture”), by and among the Issuer, the guarantors party thereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”). The Issuer’s obligations under the Notes and the Indenture are guaranteed, jointly and severally, by each of the Issuer’s existing and future wholly owned U.S restricted subsidiaries that guarantee its senior secured credit facilities. The following is a brief description of the material provisions of the Indenture and the Notes.

Maturity and Interest Payments

The Notes will mature on December 15, 2029. Interest on the Notes will accrue at 5.00% per annum and will be paid semi-annually, in cash in arrears on June 15 and December 15 of each year, beginning on June 15, 2022.

Redemption

On or after December 15, 2026, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest. The Notes may be redeemed, in whole or in part, on or after December 15, 2024 at the redemption prices specified under the Indenture, together with accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time prior to December 15, 2024, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, the Issuer may redeem up to 40% of the Notes at any time prior to December 15, 2024 with an amount not to exceed the net cash proceeds from certain equity offerings at the redemption price set forth in the Indenture plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Upon the sale of certain assets or upon the occurrence of specific kinds of changes of control, the Issuer must offer to purchase the Notes at the prices set forth in the Indenture plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Certain Covenants

The Indenture contains covenants that limit the ability of the Issuer and its restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness or issue disqualified stock or certain preferred stock; (ii) pay dividends and make other distributions or repurchase stock; (iii) make certain investments; (iv) create or incur liens; (v) sell assets; (vi) enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances or transfer assets to the Issuer or the Guarantors; (vii) enter into certain transactions with the Issuer’s affiliates; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (ix) merge, consolidate or transfer or sell all or substantially all of the issuer’s or the guarantors’ assets.

These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for customary events of default.

The foregoing description of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 and which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

On December 20, 2021, the Company issued a press release announcing the closing of the Offering and the Redemption. A copy of the press release is attached to this report as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit 4.1	Indenture, dated December 20, 2021, by and among The Dun & Bradstreet Corporation, the guarantors party thereto and Wilmington Trust, National Association, as Trustee

Exhibit 99.1	Press Release, dated December 20, 2021, announcing the closing of the Offering and the Redemption

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DUN & BRADSTREET HOLDINGS, INC.

By:	/s/ Bryan T. Hipsher
Bryan T. Hipsher
Chief Financial Officer
(Principal Financial Officer)

Date: December 20, 2021